EXHIBIT 3.1

ARTICLES OF AMENDMENT AND RESTATEMENT

TO

ARTICLES OF INCORPORATION

OF

SYNOVUS FINANCIAL CORP.

1.

The name of the corporation is Synovus Financial Corp. (the “Corporation”). The Corporation is organized under the laws of the State of Georgia.

2.

The Articles of Incorporation, as amended, are hereby amended by deleting the text set forth under Articles 8, 9 and 10 and replacing such text with the word “Reserved.”

3.

These Articles of Amendment and Restatement amend and restate the Articles of Incorporation of the Corporation in their entirety. The full text of the Amended and Restated Articles of Incorporation is set forth on Exhibit A attached hereto.

4.

The Amended and Restated Articles of Incorporation of the Corporation do not contain any amendments to the Articles of Incorporation requiring shareholder approval.

5.

The Amended and Restated Articles of Incorporation were duly adopted by the Board of Directors of Synovus Financial Corp. on July 22, 2010, without shareholder action, in accordance with the provisions of O.C.G.A. §14-2-1002 and §14-2-1007.

IN WITNESS WHEREOF, Synovus Financial Corp. has caused these Articles of Amendment and Restatement to be executed and sealed by its duly authorized officer on this 22nd day of July, 2010.

SYNOVUS FINANCIAL CORP.

By:	/s/ Samuel F. Hatcher
Name:	Samuel F. Hatcher
Title:	Executive Vice President, General Counsel and Secretary

2

As of July 22, 2010

EXHIBIT A

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

SYNOVUS FINANCIAL CORP.

1.

The name of the corporation is Synovus Financial Corp.

2.

The corporation shall have perpetual duration.

3.

The object of the corporation is pecuniary gain, and the general nature of the business to be transacted is:

(a) To purchase or otherwise acquire and to own and hold, to the extent permitted by State and Federal law, the capital stock of any one or more banks, trust companies and/or banking corporations now existing or henceforth organized, and to exercise and enjoy any and all lawful rights, powers, privileges and other incidents of ownership with respect to all such stock;

(b) To engage directly or indirectly in any lawful businesses, enterprises, ventures and other activities as the Board of Directors of the corporation may from time to time deem to be profitable or advantageous to the corporation but not incompatible with the foregoing, including but not limited to bank-related activities such as investment and financial counseling, management consulting and services, bookkeeping, computer and data processing services, rental of personal property and equipment, fiduciary and custodian services, brokerage of loans and insurance, real estate development and management, and securities investment, — whether acting directly in its own behalf, in partnership or other relationship with others, through subsidiary or affiliated corporations, as agent or broker for others, or otherwise;

(c) To purchase, subscribe for or otherwise acquire and own, hold, use, sell, assign, transfer, mortgage, pledge, exchange, create security interest in, or otherwise dispose of and generally deal in real and personal property of every kind and description, including good will, trade names, rights and franchises, and including shares of stock, certificates or other interests in voting trusts for shares of stock, or any bonds, debentures, notes, evidences of indebtedness, and other securities, contracts or obligations of any banking or other securities, contracts or obligations of any banking or other corporation or association organized under the laws of the State of Georgia or the United States of America or any other state or district or county, nation or government, and to pay therefor in whole or in part in cash or by exchanging therefor stocks, bonds, or other evidences of indebtedness or securities of this or any other corporation; and while the owner or holder of any such real or personal property, stocks, bonds, debentures, notes, evidences of indebtedness or other securities, contracts or

As of July 22, 2010

obligations, to receive, collect and dispose of the interest, dividends and income arising therefrom, and to possess and exercise in respect thereof, all of the rights, powers and privileges of ownership, including all voting powers on any stocks, voting trust certificates, or other securities so owned; and in connection with any acquisition, disposition, pledge or other act of ownership with regard to any such stocks, securities or other property, whether tangible or intangible, to assume or guarantee performance of any liabilities, obligations or contracts of any persons, firms, corporations or associations;

(d) To organize or promote or facilitate the organization of, and participate in the operation of, any corporation, association, partnership, syndicate or other entity formed for the purpose of transacting, promoting or carrying on any lawful business;

(e) To merge, consolidate, dissolve, wind up or liquidate any corporation, association or other entity which this corporation may organize, purchase or otherwise acquire or have an interest in, or to cause the same to be merged, consolidated, dissolved, wound up or liquidated;

(f) To aid, either by loans or by guaranty of securities or in any other manner, any corporation, association, business, enterprise, venture, or voting trust, domestic or foreign, any shares of stock in which or any bonds, debentures, notes, securities, evidences of indebtedness, contracts or obligations of which are held by this corporation, directly or indirectly, or in which, or in the welfare of which, this corporation shall have any interest, and to do any acts designed to protect, preserve, improve or enhance the value of any property at any time held or controlled by it or in which it may at any time be interested, directly or indirectly, through other corporations or otherwise;

(g) To make equity and debt investments in corporations or projects designed primarily to promote community welfare, such as economic rehabilitation and development of depressed or blighted areas;

(h) To do all things necessary, suitable or proper for the accomplishment of any such purpose or objective of the corporation aforesaid; and

(i) The corporation shall have all of the powers and shall enjoy all of the rights, privileges and immunities as provided under the Georgia Business Corporation Code.

4.

The maximum number of shares of capital stock that the corporation shall be authorized to have outstanding at any time shall be 1,300,000,000 shares. The corporation shall have the authority to issue (i) 1,200,000,000 shares of common stock, par value of $1.00 per share, and (ii) 100,000,000 shares of preferred stock, no par value per share. The corporation may acquire its own shares and shares so acquired shall become treasury shares. In accordance with the provisions of the Georgia Business Corporation Code, the Board of Directors may determine the preferences, limitations and relative rights of (i) any preferred stock before the issuance of any shares of preferred stock and (ii) one or more series of preferred stock, and designate the number of shares within that series, before the issuance of any shares of that series.

As of July 22, 2010

The common stock of the corporation shall have the following voting rights:

(a) Except as otherwise provided in paragraph (b) below, every holder of record of the common stock shall be entitled to one (1) vote in person or by proxy on each matter submitted to a vote at a meeting of shareholders for each share of the common stock held of record by such holder as of the record date of such meeting.

(b) Notwithstanding paragraph (a) above, every holder of record of a share of the common stock meeting any one of the following criteria, shall be entitled to ten (10) votes in person or by proxy on each matter submitted to a vote at a meeting of shareholders for each share of the common stock held of record by such holder as of the record date of such meeting which:

(1) has had the same beneficial owner since April 24, 1986; or

(2) has had the same beneficial owner for a continuous period of greater than 48 months prior to the record date of such meeting; or

(3) is held by the same beneficial owner to whom it was issued by the corporation in or as a part of an acquisition of a banking or non-banking company by the corporation where the resolutions adopted by the corporation’s Board of Directors approving said acquisition specifically reference and grant such rights; or

(4) is held by the same beneficial owner to whom it was issued by the corporation, or to whom it transferred by the corporation from treasury shares held by the corporation, and the resolutions adopted by the corporation’s Board of Directors approving such issuance and/or transfer specifically reference and grant such rights; or

(5) was acquired under any employee, officer and/or director benefit plan maintained for one or more employees, officers and/or directors of the corporation, and/or its subsidiaries, and is held by the same beneficial owner for whom it was acquired under the terms and provisions of such plan; or

(6) was acquired by reason of participation in a dividend reinvestment plan approved by the corporation and is held by the same beneficial owner for whom it was acquired under the terms and provisions of such plan; or

(7) is owned by a holder who, in addition to shares which are beneficially owned under the provisions of paragraph (b) (1) - (6) above, is the beneficial owner of less than 100,000 shares of common stock of the corporation, with such amount to be appropriately adjusted to properly reflect any change in the shares of common stock of the corporation by means of a stock split, a stock dividend, a recapitalization or otherwise occurring after April 24, 1986.

(c) For purposes of paragraphs (b) above and (e) below:

(1) any transferee of shares of the common stock receiving such stock:

(i) by gift; or

As of July 22, 2010

(ii) by bequest, devise or otherwise through the law of inheritance, descent and distribution from a decedent’s estate; or

(iii) by distribution from a trust holding such stock for the benefit or such transferee; or

(2) any corporate transferee receiving such common stock solely in exchange for the capital stock of such corporate transferee prior to December 31, 1986, provided that the transferor(s) of such common stock and their respective donees, legatees and devises own all of the issued and outstanding shares of capital stock of such corporate transferee; shall be deemed in each case to be the same beneficial owner as the transferor.

Any transfer of any share of the capital stock of a corporate transferee described in subparagraph (c)(2) above, other than by means described in subparagraph (c)(1) above shall disqualify all shares of the common stock held by such corporate transferee from the operation of this paragraph c.

(d) For purposes of paragraph (b) above, shares of the common stock acquired pursuant to a stock options shall be deemed to have been acquired on the date the option was granted, and any shares of common stock acquired by the beneficial owner as a direct result of a stock split, stock dividend or other type of distribution of shares with respect to existing shares (“Dividend Shares”) will be deemed to have been acquired and held continuously from the date on which the shares with regard to which the Dividend Shares were issued were acquired.

(e) For purposes of paragraph (b) above, any share of the common stock held in “street” or “nominee” name shall be presumed to have been acquired by the beneficial owner subsequent to April 24, 1986 and to have had the same beneficial owner for a continuous period of less than 48 months prior to the record date of the meeting in question. This presumption shall be rebuttable by presentation to the corporation’s Board of Directors by such beneficial owner of evidence satisfactory to the corporation’s Board of Directors that such share has had the same beneficial owner continuously since April 24, 1986 or such share has had the same beneficial owner for a period greater than 48 months prior to the record date of the meeting in question.

(f) For purposes of this section, a beneficial owner of a share of common stock is defined to include a person or group of persons who, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares (1) voting power, which includes the power to vote, or to direct the voting of such share of common stock, (2) investment power, which includes the power to direct the sale or other disposition of such common stock, (3) the right to receive, retain or direct the distribution of the proceeds of any sale or other disposition of such share of common stock, or (4) the right to receive or direct the disposition of any distributions, including cash dividends, in respect of such share of common stock. For purposes of paragraphs (a) through (e) above, all determinations concerning beneficial ownership, changes therein, or the absence of any such change, shall be made by the corporation’s Board of Directors. Written procedures designed to facilitate such determinations shall be established by the corporation’s board of Directors and refined

As of July 22, 2010

from time to time. Such procedures shall provide, among other things, the manner of proof of facts that will be accepted and the frequency with which such proof may be required to be renewed. The corporation’s Board of Directors shall be entitled to rely on all information concerning beneficial ownership of the common stock coming to its attention from any source and in any manner reasonably deemed by it to be reliable, but the corporation shall not be charged with any other knowledge concerning the beneficial ownership of the common stock.

Any disputes arising concerning beneficial ownership, changes therein, or the absence of any such changes, pursuant to this paragraph (f), shall be definitively resolved by a determination of the corporation’s Board of Directors made in good faith.

Creation of Fixed Rate Cumulative Perpetual Preferred Stock, Series A: The powers, rights, and preferences and the qualifications, limitations and restrictions thereof of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A are as set forth in Designation A attached hereto.

Creation of Series B Participating Cumulative Preferred Stock: The powers, rights, and preferences, and the qualifications, limitations, and restrictions thereof, of the Series B Participating Cumulative Preferred Stock are as set forth in Designation B attached hereto.

5.

No shareholder of the corporation shall have any pre-emptive right to purchase, subscribe for or otherwise acquire any shares of stock of any class of the corporation, or any series of any class, or any options, rights or warrants to purchase shares of any class, or any series of any class, or any other securities of the corporation convertible into or carrying an option to purchase shares of any class, or any series of any class, whether now or hereafter authorized, and the Board of Directors of the corporation may authorize the issuance of shares of stock of any class, and series of the same class, or options, rights, or warrants to purchase shares of any class, or any series of any class, or any securities convertible into or carrying an option to purchase shares of any class, or any series of any class, without offering such issue of shares, options, rights, warrants or other securities, either in whole or in part, to the shareholders of the corporation.

6.

The Board of Directors of the corporation may authorize the issuance of bonds, debentures and other evidences of indebtedness of the corporation and may fix all the terms thereof, including, without limitation, the convertibility thereof into shares of stock of the corporation of any class, or any series of the same class.

7.

[Reserved]

As of July 22, 2010

8.

[Reserved]

9.

[Reserved]

10.

Each member of the Board of Directors of the corporation shall be elected at the annual meeting of shareholders and shall hold office for a term of one year and until his or her successor is duly elected and qualified or until his or her earlier retirement, resignation, removal or death.

11.

The shareholder vote required to: (i) approve: (a) any merger or consolidation of the corporation with or into any other corporation; or (b) the sale, lease, exchange or other disposition of all, or substantially all, of the assets of the corporation to or with any other corporation, person or entity, with respect to which the approval of the corporation’s shareholders is required by the provisions of the corporate laws of the State of Georgia; (ii) fix, from time to time, the number of members of the Board of Directors of the corporation; (iii) remove a member of the Board of Directors of the corporation; (iv) call a special meeting of the shareholders of the corporation; (v) alter, delete rescind or amend any provision of the corporation’s bylaws, as amended; and (vi) alter, delete, rescind or amend any provision of the corporation’s Articles of Incorporation, as amended, shall be the affirmative vote by the holders of shares representing at least 66 2/3% of the votes entitled to be cast by the holders of all of the issued and outstanding common stock of the corporation.

12.

Any action required by law or permitted to be taken at any shareholders’ meeting may be taken without a meeting if, and only if, written consent, setting forth the action so taken, shall be signed by all of the shareholders of record of common stock of the corporation entitled to vote with respect to the subject matter thereof. Such consent shall have the same force and effect as a unanimous vote of the shareholders and shall be filed with the Secretary and recorded in the Minute Book of the corporation.

As of July 22, 2010

13.

(a) The Board of Directors of the corporation may, if it deems it advisable, oppose a tender or other offer for the corporation’s securities, whether the offer is in cash or in the securities of a corporation or otherwise. When considering whether to oppose an offer, the Board of Directors may, but is not legally obligated to, consider any pertinent issues; by way of illustration, but not of limitation, the Board of Directors may, but shall not be legally obligated to, consider all or any of the following:

(i) whether the offer price is acceptable based on the historical and present operating results or financial condition of the corporation;

(ii) whether a more favorable price could be obtained for the corporation’s securities in the future;

(iii) the impact which an acquisition of the corporation would have on the employees, depositors and customers of the corporation and its subsidiaries and the communities which they serve;

(iv) the reputation and business practices of the offeror and its management and affiliates as they would affect the employees, depositors and customers of the corporation and its subsidiaries and the future value for the corporation’s stock;

(v) the value for the securities, if any, that the offeror is offering in exchange for the corporation’s securities, based on an analysis of the worth of the corporation as compared to the offeror or any other entity whose securities are being offered; and

(vi) any antitrust or other legal or regulatory issues that are raised by the offer.

(b) If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose including, but not limited to, any or all of the following: (i) advising shareholders not to accept the offer; (ii) litigation against the offeror; (iii) filing complaints with governmental and regulatory authorities; (iv) acquiring the corporation’s securities; (v) selling or otherwise issuing authorized but unissued securities of the corporation or treasury stock or granting options or rights with respect thereto; (vi) acquiring a company to create an antitrust or other regulatory problem for the offeror; and (vii) soliciting a more favorable offer from another individual or entity.

As of July 22, 2010

14.

No director shall be personally liable to the corporation or its shareholders for monetary damages for any breach of duty of care or other duty. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law: (i) for the appropriation in violation of his duties of any business opportunity of the corporation; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for any action for which the director could be found liable pursuant to Section 14-2-154 of the Official Code of Georgia Annotated, or any amendment thereto or successor provision thereto; or (iv) for any transaction from which the director derived an improper personal benefit. This provision shall not eliminate or limit the liability of a director for any act or omission occurring prior to July 1, 1987. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

As of July 22, 2010

DESIGNATION A

DESIGNATIONS, POWERS, PREFERENCES,

LIMITATIONS, RESTRICTIONS, AND RELATIVE RIGHTS

OF

FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A

OF

SYNOVUS FINANCIAL CORP.

Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Fixed Rate Cumulative Perpetual Preferred Stock, Series A”(the “Designated Preferred Stock”). The authorized number of shares of Designated Preferred Stock shall be 967,870.

Part 2. Standard Provisions. The Standard Provisions contained in Annex A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Certificate of Designations to the same extent as if such provisions had been set forth in full herein.

Part 3. Definitions. The following terms are used in this Certificate of Designations (including the Standard Provisions in Annex A hereto) as defined below:

(a) “Common Stock” means the common stock, par value $1.00 per share, of the Corporation.

(b) “Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year.

(c) “Junior Stock” means the Common Stock, and any other class or series of stock of the Corporation the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.

(d) “Liquidation Amount” means $1,000 per share of Designated Preferred Stock.

(e) “Minimum Amount” means $241,967,500.

(f) “Parity Stock” means any class or series of stock of the Corporation (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).

A-1

As of July 22, 2010

(g) “Signing Date” means the Original Issue Date.

Part 4. Certain Voting Matters. Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.

A-2

As of July 22, 2010

DESIGNATION B

DESIGNATIONS, POWERS, PREFERENCES,

LIMITATIONS, RESTRICTIONS AND RELATIVE RIGHTS

OF

SERIES B PARTICIPATING CUMULATIVE PREFERRED STOCK

OF

SYNOVUS FINANCIAL CORP.

Section 1. Designation and Number of Shares. The shares of such series shall be designated as “Series B Participating Cumulative Preferred Stock” (the “Series B Preferred Stock”), and the number of shares constituting such series shall be 2,500.

Section 2. Dividends and Distributions. (a) Subject to the prior and superior rights of the holders of any shares of any class or series of stock of the Corporation ranking prior and superior to the shares of Series B Preferred Stock with respect to dividends, the holders of shares of Series B Preferred Stock, in preference to the holders of shares of any class or series of stock of the Corporation ranking junior to the Series B Preferred Stock in respect thereof, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, regular quarterly dividends payable on such dates each year as designated by the Board of Directors (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of any share or fraction of a share of Series B Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $1.00 and (ii) the Multiplier Number (as defined below) times the aggregate per share amount of all cash dividends or other distributions and the Multiplier Number times the aggregate per share amount of all non-cash dividends or other distributions (other than (A) a dividend payable in shares of Common Stock, par value $1 per share, of the Corporation (the “Common Stock”) or (B) a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise)), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series B Preferred Stock. As used herein, the “Multiplier Number” shall be 1,000,000; provided that if, at any time after April 26, 2010, there shall be any change in the Common Stock, whether by reason of stock dividends, stock splits, reverse stock splits, recapitalization, mergers, consolidations, combinations or exchanges of securities, split-ups, split-offs, spin-offs, liquidations or other similar changes in capitalization, or any distribution or issuance of shares of its capital stock in a merger, share exchange, reclassification, or change of the outstanding shares of Common Stock, then in each such event the Board of Directors shall adjust the Multiplier Number to the extent appropriate such that following such adjustment each share of Series B Preferred Stock shall be in the same economic position as prior to such event.

As of July 22, 2010

(b) The Corporation shall declare a dividend or distribution on the Series B Preferred Stock as provided in Section 2(a) immediately after it declares a dividend or distribution on the Common Stock (other than as described in Sections 2(a)(ii)(A) and 2(a)(ii)(B)); provided that if no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date (or, with respect to the first Quarterly Dividend Payment Date, the period between the first issuance of any share or fraction of a share of Series B Preferred Stock and such first Quarterly Dividend Payment Date), a dividend of $1.00 per share on the Series B Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series B Preferred Stock from the Quarterly Dividend Payment Date immediately preceding the date of issuance of such shares of Series B Preferred Stock, unless the date of issuance of such shares is on or before the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue and be cumulative from the date of issue of such shares, or unless the date of issue is a date after the record date for the determination of holders of shares of Series B Preferred Stock entitled to receive a quarterly dividend and on or before such Quarterly Dividend Payment Date, in which case dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on shares of Series B Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series B Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall not be more than 60 days prior to the date fixed for the payment thereof.

Section 3. Voting Rights. In addition to any other voting rights required by law, the holders of shares of Series B Preferred Stock shall have the following voting rights:

(a) Each share of Series B Preferred Stock shall entitle the holder thereof to a number of votes equal to the Multiplier Number on all matters submitted to a vote of shareholders of the Corporation.

(b) Except as otherwise provided herein or by law, the holders of shares of Series B Preferred Stock and the holders of shares of Common Stock shall vote together as a single class on all matters submitted to a vote of shareholders of the Corporation.

(c)      (i) If at any time dividends on any Series B Preferred Stock shall be in arrears in an amount equal to six quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a “default period”) which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series B Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Series B Preferred Stock and any other series of Preferred Stock then entitled as a class to elect directors, voting together as a single class, irrespective of series, shall have the right to elect two Directors.

As of July 22, 2010

(ii)     During any default period, such voting right of the holders of Series B Preferred Stock may be exercised initially at a special meeting called pursuant to Section 3(c)(iii) hereof or at any annual meeting of shareholders, and thereafter at annual meetings of shareholders; provided that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase, in certain cases, the authorized number of Directors shall be exercised unless the holders of 10% in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of holders of Common Stock shall not affect the exercise by holders of Preferred Stock of such voting right. At any meeting at which holders of Preferred Stock shall initially exercise such voting right, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two Directors or, if such right is exercised at an annual meeting, to elect two Directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series B Preferred Stock.

(iii)     Unless the holders of Preferred Stock shall have previously exercised their right to elect Directors during an existing default period, the Board of Directors may order, or any shareholder or shareholders owning in the aggregate not less than 10% of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of holders of Preferred Stock, which meeting shall thereupon be called by the Chairman of the Board, the Chief Executive Officer, the Chief Operating Officer, any Executive Vice President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this Section 3(c)(iii) shall be given to each holder of record of Preferred Stock by mailing such notice to him at the address of such holder shown on the registry books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any shareholder or shareholders owning in the aggregate not less than 10% of the total number of shares of Preferred Stock outstanding, irrespective of series. Notwithstanding the provisions of this Section 3(c)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of shareholders.

(iv)     In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Preferred Stock shall have exercised their right to elect two Directors voting as a class, after the exercise of which right (x) the Directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in Section 3(c)(ii) hereof) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director

As of July 22, 2010

whose office shall have become vacant. References in this Section 3(c) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

(v)     Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of Directors shall be such number as may be provided for in the articles of incorporation or bylaws irrespective of any increase made pursuant to the provisions of Section 3(c)(ii) (such number being subject, however, to change thereafter in any manner provided by law or in the articles of incorporation or bylaws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

(d)     The articles of incorporation of the Corporation shall not be amended in any manner (whether by merger or otherwise) so as to adversely affect the powers, preferences or special rights of the Series B Preferred Stock without the affirmative vote of the holders of a majority of the outstanding shares of Series B Preferred Stock, voting separately as a class.

(e)     Except as otherwise expressly provided herein or by applicable law, holders of Series B Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4. Certain Restrictions. (a) Whenever quarterly dividends or other dividends or distributions payable on the Series B Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on outstanding shares of Series B Preferred Stock shall have been paid in full, the Corporation shall not:

(i)     declare or pay dividends on, or make any other distributions on, any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding-up) to the Series B Preferred Stock;

(ii)     declare or pay dividends on, or make any other distributions on, any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding-up) with the Series B Preferred Stock, except dividends paid ratably on the Series B Preferred Stock and all such other parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)     redeem, purchase or otherwise acquire for value any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding-up) to the Series B Preferred Stock; provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of stock of the Corporation ranking junior (as to dividends and upon dissolution, liquidation or winding-up) to the Series B Preferred Stock; or

As of July 22, 2010

(iv)     redeem, purchase or otherwise acquire for value any shares of Series B Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding-up) with the Series B Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of Series B Preferred Stock and all such other parity stock upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b)     The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for value any shares of stock of the Corporation unless the Corporation could, under paragraph 4(a), purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares. Any shares of Series B Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired promptly after the acquisition thereof. All such shares shall upon their retirement become authorized but unissued shares of Preferred Stock without designation as to series and may be reissued as part of a new series of Preferred Stock to be created by the Board of Directors as permitted by the articles of incorporation of the Corporation or as otherwise permitted under Georgia law.

Section 6. Liquidation, Dissolution and Winding-up. Upon any liquidation, dissolution or winding-up of the Corporation, no distribution shall be made (a) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding-up) to the Series B Preferred Stock unless, prior thereto, the holders of shares of Series B Preferred Stock shall have received $1.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment; provided that the holders of shares of Series B Preferred Stock shall be entitled to receive an aggregate amount per share equal to (x) the Multiplier Number times (y) the aggregate amount to be distributed per share to holders of Common Stock, or (b) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding-up) with the Series B Preferred Stock, except distributions made ratably on the Series B Preferred Stock and all such other parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding-up.

Section 7. Consolidation, Merger, etc. If the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash or any other property, then in any such case the shares of Series B Preferred Stock shall at the same time be similarly exchanged for or changed into an amount per share equal to (x) the Multiplier Number times (y) the aggregate amount of stock, securities, cash or any other property, as the case may be, into which or for which each share of Common Stock is changed or exchanged.

Section 8. No Redemption. The Series B Preferred Stock shall not be redeemable.

Section 9. Rank. The Series B Preferred Stock shall rank junior to all other series of the Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution and winding-up, unless the terms of such series shall specifically provide otherwise,

As of July 22, 2010

and shall rank senior to the Common Stock as to such matters. Without limiting the generality of the foregoing, the Series B Preferred Stock shall rank junior to the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, as to the payment of dividends and the distribution of assets upon liquidation, dissolution and winding up.

Section 10. Fractional Shares. Series B Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series B Preferred Stock.

As of July 22, 2010

ANNEX A

STANDARD PROVISIONS

Section 1. General Matters. Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock. The Designated Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Designations. The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Corporation.

Section 2. Standard Definitions. As used herein with respect to Designated Preferred Stock:

(a) “Applicable Dividend Rate” means (i) during the period from the Original Issue Date to, but excluding, the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 5% per annum and (ii) from and after the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 9% per annum.

(b) “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(c) “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Corporation’s stockholders.

(d) “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

(e) “Bylaws” means the bylaws of the Corporation, as they may be amended from time to time.

(f) “Certificate of Designations” means the Certificate of Designations or comparable instrument relating to the Designated Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.

(g) “Charter” means the Corporation’s certificate or articles of incorporation, articles of association, or similar organizational document.

(h) “Dividend Period” has the meaning set forth in Section 3(a).

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As of July 22, 2010

(i) “Dividend Record Date” has the meaning set forth in Section 3(a).

(j) “Liquidation Preference” has the meaning set forth in Section 4(a).

(k) “Original Issue Date” means the date on which shares of Designated Preferred Stock are first issued.

(l) “Preferred Director” has the meaning set forth in Section 7(b).

(m) “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Designated Preferred Stock.

(n) “Qualified Equity Offering” means the sale and issuance for cash by the Corporation to persons other than the Corporation or any of its subsidiaries after the Original Issue Date of shares of perpetual Preferred Stock, Common Stock or any combination of such stock, that, in each case, qualify as and may be included in Tier 1 capital of the Corporation at the time of issuance under the applicable risk-based capital guidelines of the Corporation’s Appropriate Federal Banking Agency (other than any such sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to October 13, 2008).

(o) “Share Dilution Amount” has the meaning set forth in Section 3(b).

(p) “Standard Provisions” mean these Standard Provisions that form a part of the Certificate of Designations relating to the Designated Preferred Stock.

(q) “Successor Preferred Stock” has the meaning set forth in Section 5(a).

(r) “Voting Parity Stock” means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in Sections 7(a) and 7(b) of these Standard Provisions that form a part of the Certificate of Designations, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 3. Dividends.

(a) Rate. Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, cumulative cash dividends with respect to each Dividend Period (as defined below) at a rate per annum equal to the Applicable Dividend Rate on (i) the Liquidation Amount per share of Designated Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Designated Preferred Stock, if any. Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends

Annex - 2

As of July 22, 2010

having been paid on such date) and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period”, provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.

Dividends that are payable on Designated Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designations).

(b)     Priority of Dividends. So long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice, provided that any

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As of July 22, 2010

purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount; (ii) purchases or other acquisitions by a broker-dealer subsidiary of the Corporation solely for the purpose of market-making, stabilization or customer facilitation transactions in Junior Stock or Parity Stock in the ordinary course of its business; (iii) purchases by a broker-dealer subsidiary of the Corporation of capital stock of the Corporation for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary; (iv) any dividends or distributions of rights or Junior Stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; (v) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Corporation or any of its subsidiaries), including as trustees or custodians; and (vi) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock. “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the date of the Corporation’s consolidated financial statements most recently filed with the Securities and Exchange Commission prior to the Original Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Designated Preferred Stock and any shares of Parity Stock, all dividends declared on Designated Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Designated Preferred Stock (including, if applicable as provided in Section 3(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the holders of Designated Preferred Stock prior to such Dividend Payment Date.

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As of July 22, 2010

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.

Section 4. Liquidation Rights.

(a)     Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount), whether or not declared, to the date of payment (such amounts collectively, the “Liquidation Preference”).

(b)     Partial Payment. If in any distribution described in Section 4(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c)     Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d)     Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

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As of July 22, 2010

Section 5. Redemption.

(a)     Optional Redemption. Except as provided below, the Designated Preferred Stock may not be redeemed prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date. On or after the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.

Notwithstanding the foregoing, prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption; provided that (x) the Corporation (or any successor by Business Combination) has received aggregate gross proceeds of not less than the Minimum Amount (plus the “Minimum Amount” as defined in the relevant certificate of designations for each other outstanding series of preferred stock of such successor that was originally issued to the United States Department of the Treasury (the “Successor Preferred Stock”) in connection with the Troubled Asset Relief Program Capital Purchase Program) from one or more Qualified Equity Offerings (including Qualified Equity Offerings of such successor), and (y) the aggregate redemption price of the Designated Preferred Stock (and any Successor Preferred Stock) redeemed pursuant to this paragraph may not exceed the aggregate net cash proceeds received by the Corporation (or any successor by Business Combination) from such Qualified Equity Offerings (including Qualified Equity Offerings of such successor).

The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.

(b)     No Sinking Fund. The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Preferred Stock.

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As of July 22, 2010

(c) Notice of Redemption. Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any other similar facility, notice of A-6 redemption may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d) Partial Redemption. In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

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As of July 22, 2010

(f) Status of Redeemed Shares. Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).

Section 6. Conversion. Holders of Designated Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.

Section 7. Voting Rights.

(a)    General. The holders of Designated Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b)    Preferred Stock Directors. Whenever, at any time or times, dividends payable on the shares of Designated Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the Designated Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Corporation’s next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been declared and paid in full at which time such right shall terminate with respect to the Designated Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Corporation to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Corporation may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Designated Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Designated Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

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As of July 22, 2010

(c)     Class Voting Rights as to Particular Matters. So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the holders of at least 66  2/3% of the shares of Designated Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Authorization of Senior Stock. Any amendment or alteration of the Certificate of Designations for the Designated Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Corporation ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

(ii) Amendment of Designated Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Designations for the Designated Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock; or

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Designated Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the Corporation to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences,

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As of July 22, 2010

privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.

(d)     Changes after Provision for Redemption. No vote or consent of the holders of Designated Preferred Stock shall be required pursuant to Section 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Designated Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

(e)     Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.

Section 8. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for Designated Preferred Stock may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 9. Notices. All notices or communications in respect of Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any similar facility, such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.

Section 10. No Preemptive Rights. No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 11. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

Annex - 10

As of July 22, 2010

Section 12. Other Rights. The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

Annex - 11

As of July 22, 2010